Exhibit 99.1

[Standard Logo]	Standard Commercial Corporation
P.O. Box 450, Wilson NC 27894-450 —— 252/291-5507

NEWS RELEASE	For more information call
August 12, 2003	Henry C. Babb, 252-291-5507

STANDARD COMMERCIAL CORPORATION ANNOUNCES THE ELECTION OF A

NEW CHAIRMAN, DIRECTORS AND A DIVIDEND INCREASE

WILSON, NC — Standard Commercial Corporation (STW-NYSE) today announced a $0.10 per share increase in its annual cash dividend, declaring a quarterly cash dividend of $0.0875 per share on the common shares of the Company, payable on September 15, 2003 to common shareholders of record at the close of business on August 29, 2003.

Robert E. Harrison, President, Chief Executive Officer and Chairman of the Board, stated, “Standard Commercial’s operating results and financial position continue to improve. We reported record earnings in the fiscal year ended March 31, and last week announced first quarter fiscal 2004 earnings from continuing operations that were 25% above the prior year’s first quarter. In August of 2002 we increased the dividend by 25%. Today’s decision to increase it again, by 40%, reflects the Board of Directors’ confidence in the Company’s ability to continue to perform.”

The Company also announced that at its annual shareholders meeting held today, Gilbert L. Klemann, II, currently General Counsel of Avon Products, Inc., in New York, had been elected to a three-year term on its Board of Directors and that two of its current directors, B. Clyde Preslar and Mark W. Kehaya, had been reelected to three-year terms.

At the meeting of the Board of Directors following the annual shareholders meeting, Robert E. Harrison, the Company’s President and Chief Executive Officer, was elected Chairman of the Board of Directors and William S. Sheridan, Chairman of the Board’s Audit Committee, was elected as the Board’s Lead Independent Director.

STANDARD COMMERCIAL is the world’s third largest leaf tobacco dealer and among the top international wool trading companies. It operates in virtually every tobacco and wool producing country and sells worldwide to tobacco manufacturers and wool users.